Exhibit 10.15

LR Agent Advance Commission Purchase Agreement

This Agreement is made this ___ day of __________, 2025, by and between:

LR Agent Advance LLC, a Florida Limited Liability Company (“Advance Company”)

And:

[Agent Full Name], licensed real estate agent with [Broker Name] (“Agent”)

And:

[Broker Name], a licensed real estate brokerage (“Broker”)

1. Advance and Assignment

Pursuant to a written agreement relating to the property located at: [Property Address] (the “Property”), the Broker is entitled to receive a gross commission (“Commission”) from the closing of the sale of the Property scheduled for [Closing Date] (the “Closing”).

The Agent hereby sells and assigns to Advance Company 85% of their net commission (“Purchased Commission”) for a fee equal to 15% of the Agent’s Commission (“Advance Fee”), and the Agent shall receive 85% of their Commission as an advance (“Advance Payment”) at the time of execution.

2. Acknowledgments and Representations

- The Agent is an independent contractor and not an employee of the Broker.

- The sale of the Property is expected to close on or before the Closing Date.

- There are no disputes or liens that would delay or restrict the payment of the Commission.

- Agent shall use the Advance Payment for business purposes only.

3. Default Terms

If the closing does not occur on or before the Closing Date, or if payment of the Commission to Advance Company does not occur, the Agent agrees to:

(a)	Pay Advance Company 20% of the Agent’s Commission from the next closed transaction if it occurs within 60 days of the original Closing Date.

(b)	The additional 5% fee (totaling the 20%) shall be paid out-of-pocket by the Agent at closing.

(c)	If the Agent does not have a closing within 60 days, the Agent must begin equal monthly repayments over 3 months totaling 120% of the original advanced amount.

4. Broker Authorization

Broker irrevocably agrees to disburse the Purchased Commission amount directly to Advance Company from the Commission proceeds due at closing.

5. ACH Authorization

Agent authorizes Advance Company to debit any owed amounts from their designated bank account via ACH, including repayment under default provisions.

6. Legal and Arbitration

This Agreement shall be governed by the laws of the State of Florida.

Any disputes shall be resolved via binding arbitration in Florida.

In any legal proceeding, the prevailing party shall be entitled to reasonable attorney’s fees.

7. Miscellaneous

This Agreement may be executed electronically and in counterparts.

If any provision is deemed unenforceable, the remaining provisions shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

Agent:
Name: [Agent Full Name]

Broker:
Name: [Broker Name]
Title: Broker

LR Agent Advance LLC:
Name: [Authorized Rep]
Title: Manager

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